UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 18, 2018 (May 17, 2018)

Apollo Investment Corporation
(Exact Name of Registrant as Specified in Charter)

Maryland	814-00646	52-2439556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9 West 57th Street,
New York, NY 10019
(Address of Principal Executive Offices) (Zip Code)
(212) 515-3450
(Registrant’s telephone number, including area code)
None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01	Entry Into a Material Definitive Agreement
On May 17, 2018, at an in-person meeting, the board of directors (the “Board”) of Apollo Investment Corporation (the “Company”) approved the Second Amended and Restated Investment Advisory Management Agreement (the “New Investment Management Agreement”) between the Company and Apollo Investment Management, L.P. (the “Investment Adviser”). The New Investment Management Agreement is substantially the same as the prior investment management agreement except for the management and incentive fees, which are reduced. Beginning April 1, 2018, contractual management fee is calculated at an annual rate of 1.5% of the Company's average gross assets (excluding cash or cash equivalents but including other assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters; provided, however, the contractual management fee is calculated at an annual rate of 1.00% of the average value of our gross assets (excluding cash or cash equivalents but including other assets purchased with borrowed amounts) that exceeds the product of (i) 200% and (ii) the value of our net asset value at the end of the most recently completed calendar quarter. In addition, beginning, January 1, 2019, the incentive fee on income will be subject to a twelve-quarter lookback hurdle rate of 1.75% as opposed to a one quarter lookback. The incentive fees have otherwise effectively stayed the same. As a result, the new contractual fee rate structure will not result in higher fees (on a cumulative basis) payable to the Investment Adviser than the contractual fees payable to the Investment Adviser under the prior investment advisory management agreement (excluding current voluntary fee waivers).
The description above is only a summary of the material provisions of the New Investment Management Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions in such amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2018, the Board appointed Howard Widra as a director of the Company. Mr. Widra was appointed as an interested Class I director. His term will expire at the 2020 annual meeting of stockholders of the Company at which the Class I directors stand for election.
On May 17, 2018, the Board also appointed Mr. Widra as Chief Executive Officer of the Company, effective May 21, 2018. James Zelter will no longer serve as Chief Executive Officer of the Company but will remain an Interested Director of the Company.
Mr. Widra is the President of the Company through May 21, 2018 and has been with Apollo Global Management, LLC and/or its affiliates since 2013. He became the President of Apollo Investment Corporation in June 2016. Mr. Widra is a co-founder of MidCap Financial (“MidCap”), an $8 billion specialty finance business, and was formerly its Chief Executive Officer. Prior to MidCap, Mr. Widra was the founder and President of Merrill Lynch Capital Healthcare Finance. Prior to Merrill Lynch, Mr. Widra was President of GE Capital Healthcare Commercial Finance and held senior roles in its predecessor entities including President of Heller Healthcare Finance, and COO of Healthcare Financial Partners. Mr. Widra holds a J.D., cum laude, from the Harvard Law School and a B.A. in Economics from the University of Michigan. Mr. Widra is 49 years old.
On May 17, 2018, the Board appointed Tanner Powell as President of the Company, effective May 21, 2018.
Mr. Powell has been with Apollo Global Management, LLC since 2006 and has served as Chief Investment Officer for Apollo Investment Management, L.P., the investment adviser for the Company since June 2016. From 2004 to 2006, Mr. Powell served as an analyst in Goldman Sachs’ Principal Investment Area (PIA), concentrating on mezzanine investing. From 2002 to 2004, Mr. Powell was an analyst in the Industrials group at Deutsche Bank. Mr. Powell holds a B.A. from Princeton University.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.
Effective as of May 17, 2018, the Board amended and restated the Company’s bylaws (the “Fifth Amended and Restated Bylaws”) to increase the size of the Board from nine directors to ten.

A copy of the Amended and Restated Bylaws is furnished as Exhibit 3.2 to this report. The foregoing description of the Fifth Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amended and Restated Bylaws, which are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
10.1	Second Amended and Restated Investment Advisory Management Agreement
3.2	Fifth Amended and Restated Bylaws
99.1	Press Release, dated May 18, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO INVESTMENT CORP.

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Chief Legal Officer and Secretary
Date: May 18, 2018